Exhibit 99.1

Roadzen Delivers Best Quarter in Company History with Record Q1 FY2027 Revenue of $16.2 Million, Up 49% Year-Over-Year

●	Record Revenue and Growth Underscore Adoption of Roadzen’s AI Platform First quarter fiscal 2027 revenue increased 49% to $16.2 million from $10.9 million in the prior year’s first quarter — the strongest first quarter on record for Roadzen and the best quarterly revenue in Company history.

●	FY2027 Momentum Accelerates Toward a $100+ Million Run Rate Roadzen exited the quarter at a roughly $65 million annualized revenue run rate and secured over $30 million of contracted revenue during the quarter. In July 2026, Roadzen signed a definitive agreement to acquire a leading European MGA specializing in short-term car rental insurance, expected to add approximately $18–20 million of annual revenue and $1.6–2.0 million of EBITDA, further supporting momentum towards a $100+ million annualized run rate.

●	Quarterly Net Loss Increase Driven by Non-Cash Expenses; Eighth Consecutive Quarter of Adjusted EBITDA[1] Improvement and Second Straight ‘Rule of 40’ Quarter Adjusted EBITDA loss narrowed to $(0.37) million from $(1.41) million in the prior year quarter — a 73% year-over-year improvement — and improved from $(0.44) million in the fourth quarter of fiscal 2026, marking the eighth consecutive quarter of gains. Together, these results delivered Roadzen’s second consecutive ‘Rule of 40’ quarter, at a score of approximately 47.

●	AI Platform Delivers Measurable Results Across Insurance and Mobility Roadzen’s AI platform delivers real, measurable outcomes at scale for its customers: up to 72% fewer accidents for drivers and fleets across billions of miles driven, an 85% average combined ratio for Roadzen’s MGA operations versus a global industry average of 103%, and claims-to-repair cycle times cut from roughly six weeks to 48 hours for most claims.

NEW YORK, August 13, 2026 (GLOBE NEWSWIRE) — Roadzen Inc. (Nasdaq: RDZN) (“Roadzen” or the “Company”), a global leader in AI at the convergence of insurance and mobility, today announced its financial results for the three months ended June 30, 2026, its first quarter of fiscal year 2027.

“A new generation of AI-first companies is showing incredible applications of AI across verticals — in legal, in customer service, in software — and Roadzen is leading the way for insurance and mobility. The results we are seeing in applied AI — on combined ratios, on driver safety, on underwriting precision, and in overall enterprise adoption among our global clients — are exceptional. This was the best quarter in our history, and the fact that we beat our March quarter — typically our strongest of the year, with June usually running lower — gives us a nice base for the rest of the year,” said Rohan Malhotra, Founder and CEO of Roadzen. “We exited the quarter at a $65 million annualized run rate, added more than $30 million in new deals, and signed a definitive agreement to acquire a leading European insurance platform that gives us more than a decade of proprietary underwriting and claims data on short-term trips. We believe we have a clear line of sight to exiting fiscal 2027 at a $100 million-plus annualized run rate and continued positive gains on Adjusted EBITDA.”

“At the end of last quarter, we outlined clear financial priorities: reaching Adjusted EBITDA breakeven, driving greater operating leverage and cost efficiency, and continuing to strengthen and simplify our balance sheet,” said Jean-Noël Gallardo, Chief Financial Officer of Roadzen. “We made meaningful progress on each of those in the first quarter. Revenue increased 49% year-over-year to a record $16.2 million, while our Adjusted EBITDA loss narrowed to just $(0.37) million from $(0.44) million in the fourth quarter and $(1.41) million a year ago — our eighth consecutive quarter of improvement. Operating expenses, excluding cost of services and depreciation and amortization, declined approximately 34% sequentially, while revenue reached a new quarterly record, demonstrating the cost efficiencies and operating leverage we are realizing as the business scales.”

1 Adjusted EBITDA is a non-GAAP financial metric. See “Non-GAAP Financial Measures” at the end of this press release for more information, including a reconciliation to the nearest GAAP financial measure.

First Fiscal Quarter 2027 Financial Highlights:

Revenue and Key Performance Indicators:

Record first quarter revenue totaling $16.2 million, up from $10.9 million the prior year first quarter, an increase of 49% and the highest quarterly revenue in Company history.

Brokerage solutions accounted for 45% of total revenue, increasing $1.6 million, or 28.2% over the prior year quarter, while IaaS revenue accounted for the remaining 55% of revenue, increasing $3.7 million, or 72.3% over the prior year quarter.

As of June 30, 2026, Roadzen had 61 insurance customer agreements (including carriers, self-insureds and other entities processing insurance claims), 96 automotive customer agreements, and approximately 4,240 agents and fleet customer agreements, compared to 61 insurance, 91 automotive and 4,200 agent and fleet customer agreements as of March 31, 2026.

In the brokerage business, 165,181 policies were sold during the first quarter for approximately $25.6 million of Gross Written Premium (“GWP”), compared to 144,270 policies and $25.2 million of GWP in the fourth quarter of fiscal 2026.

In our IaaS business, 1,406,382 claims, roadside assistance and vehicle inspections were conducted during the three months ended June 30, 2026, compared to 1,409,790 in the prior fourth quarter ended March 31, 2026.

Operating Expenses:

Operating expenses for the three months ended June 30, 2026, excluding Cost of Services and Depreciation and Amortization, totaled $10.1 million, compared with $8.8 million in the prior-year period. While revenue increased 49% year-over-year to a record $16.2 million, operating expenses increased approximately 14.7%, demonstrating operating leverage as the Company scaled.

Loss from operations totaled $1.5 million, compared with $2.5 million in the prior-year period, reflecting increasing operating leverage — a 39% year-over-year improvement. Operating margin improved to (9.5%) from (23.2%) in the prior-year period, representing approximately 1,367 basis points of year-over-year improvement.

Net Results:

Net loss attributable to ordinary shareholders was $(9.8) million, or $(0.12) per share, compared with $(4.0) million, or $(0.05) per share, in the prior-year period. The first-quarter net loss included a $7.2 million non-cash fair-value loss (including a one-time, non-cash $5.9 million write-down of the Forward Purchase Agreement) on the Company’s financial instruments compared with $0.5 million in the prior-year period. Excluding this non-cash fair-value adjustment, net loss attributable to ordinary shareholders would have been approximately $(2.6) million. This non-cash fair-value adjustment was the principal driver of the reported net loss, masking continued improvement in the Company’s underlying operating performance.

Adjusted EBITDA loss for the first quarter totaled $(0.37) million, compared with $(1.41) million in the prior-year period — a 73% year-over-year improvement. This marks Roadzen’s eighth consecutive quarter of Adjusted EBITDA improvement, bringing the Company closer to Adjusted EBITDA breakeven while delivering 49% year-over-year revenue growth.

Balance Sheet:

Total assets as of June 30, 2026 were approximately $47.7 million, compared with $52.7 million at March 31, 2026. The sequential change was driven principally by a one-time non-cash write-off of the Company’s Forward Purchase Agreement of $5.9 million. The Company ended the quarter with $6.0 million of cash and cash equivalents, compared with $6.6 million on March 31, 2026.

Total liabilities declined to $78.3 million from $79.2 million at March 31, 2026, driven by a $3.4 million decrease in Accounts Payable, partially offset by an increase in current portion of long-term borrowings, while aggregate borrowings decreased slightly to $33.0 million from $33.3 million.

As of June 30, 2026, the Company had approximately 84.6 million Ordinary Shares outstanding, an increase of 4.9 million shares from March 31, 2026, primarily reflecting the $8.0 million institutional equity financing completed during the quarter.

Subsequent Financial Events:

The Company further reduced outstanding debt by converting approximately $0.8 million of junior unsecured convertible debentures and their accrued interest into equity at $2.50 per Ordinary Share.

First Quarter 2027 Operational Highlights

Revenue and Commercial Deployments:

Roadzen secured more than $30 million of new contracted revenue during the first quarter across insurance, claims, fleet safety and roadside assistance, including:

●	VehicleCare secured two major insurer claims mandates expected to generate more than $20 million in combined annual revenue. As of June 30, 2026, VehicleCare verified garages and car repair workshops total 1,350+ compared to 1,200 on March 31, 2026.
●	drivebuddyAI secured contracts totaling $7.8 million for AI-powered fleet safety deployments covering a 3,000-truck fleet and up to 3,600 electric commercial vehicles.
●	In the U.S., EliteCover Insurance Solutions, Inc. secured an LOI for $30 million of insurance capacity anticipated to support approximately $6 million in annual revenue, while National Automobile Club secured a contract expected to generate approximately $1.2 million annually for a digital platform serving more than 500,000 users.
●	Global Insurance Management secured several new U.K. contracts representing approximately $2.5 million in projected annual revenue.

Technology & Intellectual Property:

●	drivebuddyAI secured two additional patents during the quarter covering AI-based real-time road-hazard detection and geo-mapping and its Real-Time Lane Detection System, further expanding Roadzen’s proprietary AI and driver-safety technology portfolio.

Strategic Partnerships & Platform Expansion:

●	Roadzen partnered with a top-10 global automaker to deliver GAP insurance across the U.K., representing its second major European OEM win since September 2025.
●	VehicleCare partnered with TISAG-TEMOT to strengthen parts availability and integrated claims-to-repair infrastructure across India.
●	Roadzen was selected as a beta-testing partner for Anthropic’s Managed Agents platform for enterprise AI deployment.

Corporate Milestone:

●	Roadzen was added to the Russell 2000 and Russell 3000 indices as part of the June 2026 reconstitution.

Subsequent Events

Acquisition:

●	Acquisition of Leading European MGA Provides Scaled Entry into the $27 Billion Car Rental Insurance Market

On July 9, 2026, Roadzen signed a definitive agreement to acquire a leading technology-driven European MGA specializing in short-term car rental insurance. The acquisition provides Roadzen with a scaled, fully regulated European insurance platform powering more than 800,000 policies annually, with approximately $18–20 million in revenue and $1.6–2.0 million in EBITDA. The business operates a capital-light model with no underwriting risk, positive free cash flow, no debt, and durable multi-year A-rated insurance capacity, supported by proprietary technology and a lean team of approximately 20 employees. The transaction is being completed through Roadzen’s India subsidiary for stock or cash and is not expected to be directly dilutive to Roadzen’s Nasdaq shareholders, with closing anticipated in early Q3 FY2027. Strategically, the combination brings together more than a decade of proprietary short-trip pricing and underwriting data with Roadzen’s AI capabilities, creating the opportunity to deliver real-time underwriting and automated, computer-vision-led claims across the approximately $27 billion global car rental insurance market.

For more information about Roadzen Inc., please visit https://roadzen.ai/

About Roadzen Inc. Roadzen Inc. (Nasdaq: RDZN) is a global leader in AI at the convergence of insurance and mobility. Roadzen builds technology that helps insurers, automakers, and fleets better predict and prevent risk, automate claims, and deliver seamless, embedded insurance experiences. Thousands of clients across North America, Europe, and Asia — from the world’s leading insurers, carmakers, and fleets to dealerships and agents — use Roadzen’s technology to build new products, sell insurance, process claims, and improve road safety. Roadzen’s pioneering work in telematics, generative AI, and computer vision has earned recognition from Forbes, Fortune, and Financial Express as one of the world’s top AI innovators. Headquartered in Burlingame, California, Roadzen employs more than 450 people across offices in the U.S., U.K., India, and China. Learn more at www.roadzen.ai.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” and “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, statements regarding the anticipated benefits of our products and solutions, our expected revenue growth and anticipated Adjusted EBITDA breakeven timing, expected revenue and results from announced contracts and strategic partnerships, our ability to consummate the acquisition described in this press release when anticipated, or at all, the anticipated synergies and growth from our acquisitions, strategy, demand for our products, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, as well as all other statements other than statements of historical fact included in this press release. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in “Risk Factors” in our Securities and Exchange Commission (“SEC”) filings, including the annual report on Form 10-K we filed with the SEC on June 29, 2026. We urge you to consider these factors, risks and uncertainties carefully in evaluating the forward-looking statements contained in this press release. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Contacts: IR@roadzen.ai

Media Contacts: Sanya Soni sanya@roadzen.ai or media@roadzen.ai

Financial Statements Follow

Roadzen Inc.

Unaudited Condensed Consolidated Balance Sheets

(in US $, except share count)

Particulars	As of June 30, 2026	As of March 31, 2026
Assets
Current assets:
Cash and cash equivalents	6,004,085	6,578,594
Accounts receivable, net	6,938,995	7,500,439
Inventories	188,628	116,555
Prepayments and other current assets	13,133,834	17,833,119
Investments	231,509	229,994
Total current assets	26,497,051	32,258,701
Non current assets
Restricted cash	217,062	222,026
Property and equipment, net	569,551	536,997
Goodwill	7,621,604	7,616,973
Operating lease right-of-use assets	2,027,950	1,374,147
Intangible assets, net	9,749,705	9,651,915
Other long-term assets	1,037,748	997,802
Total Non current assets	21,223,620	20,399,860
Total assets	47,720,671	52,658,561

Liabilities and shareholders’ Equity/(Deficit)
Current liabilities
Current portion of long-term borrowings	12,511,196	9,829,713
Short-term borrowings	6,782,103	7,843,267
Accounts payable and accrued expenses	29,105,363	30,245,947
Derivative warrant liabilities	2,422,645	1,987,003
Short-term operating lease liabilities	575,557	325,255
Other current liabilities	7,594,007	8,072,789
Total current liabilities	58,990,871	58,303,974
Non current liabilities
Long-term borrowings	13,706,433	15,612,108
Long-term operating lease liabilities	1,129,147	699,817
Other long-term liabilities	4,526,041	4,561,246
Total Non current liabilities	19,361,621	20,873,171
Total liabilities	78,352,492	79,177,145

Commitments and contingencies (refer note 21)
Shareholders’ Equity/(Deficit)
Ordinary Shares and additional paid in capital, $0.0001 par value per share, 220,000,000 shares authorized as of June 30, 2026 and March 31, 2026; 84,598,480 and 79,695,672 shares outstanding as of June 30, 2026 and March 31, 2026 respectively	117,760,582	112,128,293
Accumulated deficit	(255,974,533)	(246,224,660)
Accumulated other comprehensive income/(loss)	(1,195,734)	(1,299,868)
Other components of equity	105,611,372	105,747,998
Total shareholders’ deficit	(33,798,313)	(29,648,237)
Non-controlling interest	3,166,492	3,129,653
Total deficit	(30,631,821)	(26,518,584)
Total liabilities and Total Deficit	47,720,671	52,658,561

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Unaudited Condensed Consolidated Statements of Operations

(in US $, except share count)

	For the three months ended June 30,
Particulars	2026	2025
Revenue	16,194,324	10,865,545
Costs and expenses:
Cost of services	6,923,789	4,469,453
Research and development	419,115	81,534
Sales and marketing	7,206,127	6,132,010
General and administrative	2,458,724	2,577,897
Depreciation and amortization	729,516	125,000
Total costs and expenses	17,737,272	13,385,894
Loss from operations	(1,542,948)	(2,520,348)
Interest expense (net)	(2,854,699)	(941,319)
Fair value gains/(losses) in financial instruments carried at fair value	(7,210,865)	(511,538)
Other income (net)	1,837,757	(47,922)
Total other income/(expense)	(8,227,807)	(1,500,779)
(Loss)/Income before income tax expense	(9,770,755)	(4,021,128)
Less: income tax (benefit)/expense	(6,620)	79,979
Net (loss)/income before non-controlling interest	(9,764,135)	(4,101,107)
Net loss attributable to non-controlling interest, net of tax	30,240	(95,337)
Net Loss attributable to Ordinary shareholders	(9,794,375)	(4,005,770)
Net loss per share attributable to Ordinary shareholders
Basic and diluted	(0.12)	(0.05)
Weighted-average number of shares used in computing net loss per share	82,718,614	74,290,986

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Unaudited Condensed Consolidated Statements of Cash Flow

(in US $, except share count)

	For the Period ended June 30,
Particulars	2026	2025

Cash flows from operating activities
Net Loss attributable to Ordinary shareholders	(9,794,375)	(4,005,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	729,516	125,000
Stock based compensation	75,376	71,358
Deferred income taxes	(16,118)	(1,289)
Unrealised foreign exchange loss/(profit)	109,427	(9,456)
Expenses settled through issuance of equity equity shares	812,288	-
Fair value losses/(profits) in financial instruments carried at fair value	7,210,865	511,538
Expected credit loss (net of reversal)	(1,540,122)	198,749
Balances written off/(back)	(1,793,721)	-
Net total loss attributable to non-controlling interest, net of tax	30,240	(95,337)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Inventories	(72,073)	103,415
Accounts receivables, net	159,750	(147,930)
Prepayments and other assets	(2,082,810)	(2,071,466)
Accounts payable and accrued expenses	245,637	2,323,205
Other liabilities	452,958	76,478
Net cash used in operating activities	(5,473,162)	(2,921,507)
Cash flows from investing activities
Purchase of property and equipment & intangible assets	(464,491)	(274,056)
Consideration paid for business acquired in prior year	(925,000)	-
Investment in mutual funds and bonds	(1,515)	-
Proceeds from sale of mutual fund	-	73,116
Net cash used in investing activities	(1,391,006)	(200,940)
Cash flows from financing activities
Proceeds from issue of ordinary shares	7,460,000	1,386,959
Net proceeds/(payments) from borrowings	(1,175,305)	49,990
Net cash generated from financing activities	6,284,695	1,436,949
Effect of exchange rate changes on cash and cash equivalents	-	(24,586)
Net (decrease)/increase in cash and cash equivalents (including restricted cash)	(579,473)	(1,710,084)
Cash and cash equivalents at the beginning of the period (including restricted cash)	6,800,620	5,053,654
Cash and cash equivalents at the end of the period (including restricted cash)	6,221,147	3,343,570

Reconciliation of cash and cash equivalents
Cash and cash equivalents	6,004,085	3,124,856
Restricted cash	217,062	218,714
Total cash and cash equivalents	6,221,147	3,343,570

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	1,821,711	1,001,397
Non-cash investing and financing activities
Consideration payable in connection with acquisitions	1,074,070	8,376,253
Interest accrued on borrowings	4,941,475	2,089,465

The accompanying notes are an integral part of these consolidated financial statements.

Non-GAAP Financial Measures

This press release includes Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA), a non-GAAP financial measure which excludes the impact of finance costs, taxes, depreciation and amortization and certain other items from reported net profit or loss. We believe that Adjusted EBITDA aids investors by providing an operating profit/loss without the impact of non-cash depreciation and amortization and certain other items to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with U.S. GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. In addition, Adjusted EBITDA does not purport to represent cash flow provided by, or used for, operating activities in accordance with GAAP and should not be used as a measure of liquidity.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

The following table reconciles our net loss reported in accordance with GAAP to Adjusted EBITDA for the three months and year ended June 30, 2026 and June 30, 2025

	For the three months ended June 30,
Particulars	2026	2025
Net loss	(9,794,374)	(4,005,770)
Adjusted for:
Other (income)/expense net	(1,837,757)	47,922
Interest (income)/expense	2,854,699	941,319
Fair value changes in financial instruments carried at fair value(1)	7,210,865	511,538
Tax (benefit)/expense	(6,620)	79,979
Depreciation and amortization	729,516	125,000
Stock based compensation expense	159,127	71,358
Non-cash expenses	(757,368)	306,714
Non-recurring expenses	1,067,802	516,102
Adjusted EBITDA	(374,111)	(1,405,838)

1 Fair value changes in financial instruments are considered to be financing costs as they relate to convertible notes and the Forward Purchase Agreement. These changes are non-cash as these changes in fair value are affected by the volatility of the Company’s share price.

For more information about Roadzen Inc., please visit https://roadzen.ai/